Exhibit 99.2

NYSE: MDV

QUARTERLY SUPPLEMENTAL DATA

December 31, 2023

Financial Information

and

Portfolio Information

Modiv Industrial, Inc.
Supplemental Information - Fourth Quarter 2023

Table of Contents

About the Data	3

Company Overview	4

Financial Results
Earnings Release	5
Consolidated Statements of Operations - Last Five Quarters	10
Property Portfolio - Statements of Operations - Fourth Quarter of 2023	12
Consolidated Statements of Comprehensive (Loss) Income - Last Five Quarters	14
(Loss) Earnings Per Share - Last Five Quarters	15
FFO and AFFO - Last Five Quarters	16
Property Portfolio - FFO and AFFO - Fourth Quarter of 2023	18
Adjusted EBITDA - Last Five Quarters	19
Leverage Ratio	20
Balance Sheets and Capitalization
Capitalization	21
Consolidated Balance Sheets	22
Property Portfolio - Balance Sheets - As of December 31, 2023	23
Debt Overview	24
Credit Facility and Mortgage Notes Covenants	25

Real Estate
Real Estate Acquisitions	26
Real Estate Dispositions	27
Top 20 Tenants	28
Property Type	29
Tenant Industry Diversification	30
Tenant Geographic Diversification	30
Lease Expirations	31

Appendix
Disclosures Regarding Non-GAAP and Other Metrics	32

About the Data

This data and other information described herein are as of and for the three months ended December 31, 2023 unless otherwise indicated. Future performance may not be consistent with past performance and is subject to change and inherent risks and uncertainties. This information should be read in conjunction with Modiv Industrial, Inc.’s (f/k/a Modiv Inc.) Annual Report on Form 10-K for the year ended December 31, 2023, including the financial statements and management’s discussion and analysis of financial condition and results of operations, which will be filed in the first week of March 2024.

Forward-Looking Statements

Information set forth herein contains forward-looking statements, which reflect our current views regarding our business, financial performance, growth prospects and strategies, market opportunities, and market trends. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. All of the forward-looking statements herein are subject to various risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results, performance, and achievements could differ materially from those expressed in or by the forward-looking statements and may be affected by a variety of risks and other factors. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from such forward-looking statements. These factors include, but are not limited to, changes in the rate of inflation and interest rates, general economic conditions, local real estate conditions, tenant financial health, property acquisitions and dispositions and the timing of any acquisitions and dispositions, supply-chain disruptions and negative impacts associated with the violence and unrest in the Middle East, and the ongoing Russian war against Ukraine and sanctions which have been implemented by the United States and other countries against Russia. These and other risks, assumptions, and uncertainties are described in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on any forward-looking statements included herein. All forward-looking statements are made as of the date of this document and the risk that actual results, performance, and achievements will differ materially from the expectations expressed or referenced herein will increase with the passage of time. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Company Overview

Modiv Industrial, Inc. (NYSE:MDV) (“Modiv Industrial”, the “Company”, “we”, “us” and “our”) is a real estate investment trust (“REIT”) that acquires, owns and manages a portfolio of single-tenant net-lease real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.

Modiv Industrial strives towards a “best-in-class” corporate governance structure through a board of directors and management team with decades of institutional real estate industry experience.

Management Team:	Independent Directors:

Aaron S. Halfacre	Adam S. Markman
Chief Executive Officer and Director	Chairman of the Board

Raymond J. Pacini	Curtis B. McWilliams
Chief Financial Officer and Secretary

John C. Raney	Kimberly Smith
Chief Operating Officer and General Counsel

Sandra G. Sciutto	Thomas H. Nolan, Jr.
Chief Accounting Officer

William R. Broms	Connie Tirondola
Chief Investment Officer

Investor Inquiries:
management@modiv.com

Transfer Agent:
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
800-736-3001

Modiv Industrial Announces Fourth Quarter and Full Year 2023 Results

Management Provides Forward-Looking Thoughts

Reno, Nevada, March 4, 2024 – Modiv Industrial, Inc. (“Modiv Industrial”, “Modiv”, the “Company”, “we” or “our”), (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today announced operating results for the fourth quarter and full year ended December 31, 2023.

Highlights:

•
Annual revenue of $46.9 million increased 7.1% year-over-year compared with 2022 revenue of $43.8 million. 2022 revenue included a $3.8 million non-recurring early lease termination fee and excluding that fee, 2023 revenue increased $6.9 million, or 17.3%.

•	Full year 2023 AFFO of $14.7 million, or $1.33 per diluted share, exceeding street expectations by $0.04 per share.
•	Fourth quarter revenue of $12.3 million increased $2.3 million year-over-year, or 23%, excluding the 2022 lease termination fee.
•	Fourth quarter AFFO of $4.5 million, or $0.40 per diluted share, exceeding street expectations by $0.05 per share.
•	Sold and issued 162,063 shares of MDV common stock between November 15, 2023 and January 29, 2024 at an average price of $15.22 per share.
•
December 29, 2023, prepaid the remaining $3.0 million balance of the mortgage on our Rancho Cordova, California property leased to the State of California’s Office of Emergency Services, resulting in no debt maturities until 2027.

•	January 10, 2024, sold our Sacramento property leased to Levins for $7.0 million.
•
January 11, 2024, entered into a contingent purchase and sale agreement to sell our Issaquah, Washington office property (currently leased to Costco until July 31, 2025) to a national home builder for $28.7 million which would close no later than August 15, 2025.

•	January 31, 2024, completed the stock distribution of Generation Income Properties, Inc. (NASDAQ: GIPR), common stock to the stockholders of Modiv Industrial.
•	February 28, 2024, sold our Nashville, Tennessee office property leased to Cummins for $7.95 million.
•	Currently have a cash balance of $17.9 million and full availability on our $150 million revolving credit facility.

“We’ve now been public for over two years, having listed without any shareholder lock-ups on February 11, 2022, mere weeks before the Russian invasion of Ukraine and the Fed’s expedient climb up the yield curve. To date, our entire publicly-traded existence has been during one of the more pronounced risk-off trade environments. REITs have been plagued by a historic increase in interest rates and a backdrop of heightened geo-political risk and price volatility. All of this has effectively left public REITs, who rely upon the capital markets, bereft of an opportunity to show meaningful growth. Yet, Modiv Industrial, a diminutive tardigrade of the stock market, has been able to produce eight quarters of transformational growth – accretively shedding non-core assets while building a stalwart industrial manufacturing portfolio. We may currently be the size of a water bear, but we have the fighting spirit of a grizzly.

For those quant hedge funds and the AI text bots still with us, feel free to drop off as the remainder of this release has more words than numbers and has been written for those that spend their time analyzing management’s thinking.

Business Outlook:

Acquisitions – Yes, that’s right, no acquisitions for fourth quarter or YTD 2024. As we mentioned in last quarter’s release, we take the Buffett-esque view that, at this stage of the market cycle, we can afford to stand over the plate looking for the fat pitch without fear of strikes being called. We saw several pitches, even a few where our grip of the bat twitched a bit, but we didn’t swing. What did swing though was market sentiment, with greed and fear tussling about, from a December sentiment when folks were speculating about a March Fed cut to recent rhetoric fearing that the Fed might not cut at all this year. We believe that there will be no shortage of assets to acquire, and we believe this because we have no shortage of the patience needed to wait for the right opportunities.

Dispositions – $135 million of assets sold across 24 properties (including 10 office) in the past two years is no small feat. When I first joined this firm, nearly 55% of the portfolio was office and less than 20% industrial. With our recently announced sale contract with a national homebuilder to buy our Issaquah, WA, office asset, we are now down to two office properties which I have the highest confidence will be the easiest to sell. Two years ago we quickly surmised that few would pay attention to our transformation while it was happening, but they sure as heck would pay attention to see that it did happen. Happen it has, drama-free and at a fast clip. There is still some portfolio maneuvering to be completed, with some likely to occur in 2024, so we will continue to keep our nose to the grindstone.

Balance Sheet – We now have $281 million of indebtedness, 100% of which is at fixed rates, with a weighted average interest rate of 4.52% and a weighted average maturity of 3.4 years with the earliest maturity not until January 2027. Our debt to asset ratio is 48%, our debt to adjusted EBITDA multiple is 6.6x.

Barring a compelling consolidation or M&A opportunity, we do not see any further benefit in using additional leverage and intend to make any single asset purchases on an unlevered basis with the intent that our $150 million revolver will be used only in those instances where there may be a short-term timing mismatch.

A healthy counterbalance to our manageable debt load is a ~$600 million portfolio of 42 assets producing over $44 million of net operating income, contractually growing about 2.5% per annum, with a hearty weighted average lease duration of approximately 14 years. Any future acquisitions, most likely on the heels of our remaining capital recycling activity, will help to further strengthen our future.

Strategic Partner – For those who are new to this topic, we encourage you to read our third quarter 2023 earnings release for a bit of back story. For those anxiously waiting to decipher our latest cave paintings, we are now under ten nondisclosure agreements (with several others working with public info only) with a list of organizations that are well known and far more impressive than us. Yes, many of these organizations are private-equity (PE) firms, or at the very least have private-equity mindsets. We hereby affectionately call this journey ‘Project Fuh’.

For those who don’t know, a stereotypical dialogue with a potential PE partner goes something like this…1) an enthusiastic kick-off call with a lot of friendly banter, from them, about how their firm’s flexibility and creativity can help MDV; 2) a nearly glazed over look from them when you describe that which you seek, all the while, nodding their heads in agreement; 3) a healthy due diligence deep dive, typically on the backs of some junior analyst tasked to complete too many models in too short a time frame; and 4) an end result whereby they tell you they need a total rate of return that you might find more appropriate for a growth stock like Nvidia or Tesla all the while seeking a guaranteed, or nearly so, repayment of any capital they invest.

Clearly, I jest (in part) as not all our conversations suffered from such hyperbole, but several did. I feel for them though as they have all raised institutional funds predicated on past performances and today’s market is not yet feeding them the deals like they saw in yesteryears. We get it, they are the titans of the money universe, and they are used to getting their way with wayward companies lining up with hats in hand seeking alms. Alas, even though we are a lowly REIT who would enjoy some capital, we don’t own a hat and, as such, aren’t in any state of desperation.

That said, all is not lost. We have had some very productive conversations with firms that believe in our asset class and see the opportunity. We have discussed terms with these parties that are worthy of continued consideration. Terms that contemplate contributing industrial manufacturing assets in exchange for equity. Terms that contemplate contributing additional equity capital to be used to further consolidate the many buckets of manufacturing assets out there that we know exist (and that we actively monitor). Terms that could, potentially, accelerate our transformation and provide the scale our REIT needs to be even more vibrant. Terms that might just be actionable. Our management team is working with our independent board of directors to contemplate, discern and diligence all the varying terms that have been discussed. There is nothing material to report today, and there may never be, but there is more to come on this topic.

Sundry thoughts:

Raison D’etre – I have long been a fan of Simon Sinek’s classic, Start With WHY, and how it advocates for having a clear purpose. A large part of our job as management, beyond the buying and selling of real estate, is to educate those who wish to know more. One of the more common questions I get is ‘Why Manufacturing?’. Let’s tackle this question with a rhetorical triangle…

Logos – 1989 marked a seminal year for U.S. manufacturing, it was the year that Eastman Kodak not only decided to outsource their manufacturing to a third party, but they did so overseas. Sure, as early as the late 70’s we saw a few international manufacturing conglomerates shuffle production to their various owned facilities across the globe, but Kodak’s decision began an accelerated trend in U.S. business to ‘offshore’ large swaths of the once dominant U.S. manufacturing capability. As we know, China was one of the earliest to capitalize on this trend by building manufacturing facilities which in turn helped fuel its multi-decade economic growth and improved the economic quality of life of many Chinese citizens. Concurrently, countless business school professors began to teach the glorious simplicity of a global-just-in-time-delivery supply chain model whereby the smart corporate manager could globally arbitrage labor costs, keep thin inventories and benefit from being an asset-light company. For the past thirty years, the U.S. consciously chose to underinvest in U.S. manufacturing and fully embrace a supply chain model that was inherently dependent on the premise that it would always work.

Flash forward to 2020 and we have seen rampant supply disruptions emerge from a slew of uncharacteristically frequent ‘black swan’ events to include the COVID-19 pandemic (LINK), the Russian invasion of Ukraine (LINK), the physical limitations of the Panama Canal (LINK) and the geo-political risk threatening the Suez Canal/Red Sea (LINK).

The culmination of events has led to considerable economic, military, and political discourse. Thought leaders now clearly recognize that the past 30+ year pursuit of economic profit has resulted in a massive under investment in U.S. manufacturing capacity, particular for those critical infrastructure items that are essential to a nation’s viability (LINK).

As a result of the new level of awareness, we have witnessed the emergence of several government economic initiatives (e.g. CHIPS Act, etc.) to spur a long-term manufacturing reinvestment process while at the same time many corporate leaders have decided to accept the risk of higher cost of goods sold for their critical components in order to reduce, or eliminate, the risk of even costlier supply chain disruptions. The value of domestic manufacturing has come back into our collective purview and strong economic tailwinds for the sector have only just begun.

We own manufacturing assets because we clearly see their critical need, their economic value and believe that countless others will soon begin to see the same.

Pathos – Modiv’s culture is about as politically agnostic as they come (think purple and balanced), but when it comes to our fellow citizens, we patriotically bleed red, white and blue. For me personally, maybe it’s part of my origin, living in a trailer in Indiana when my dad got promoted from electrician to the maintenance supervisor at a manufacturing facility. Or maybe it’s the time I spent working in a poultry processing factory in West Virginia or the time I spent in the United States Air Force learning how to fix electronics in Mississippi. Or maybe it’s what I learned from my father and uncles who worked summer jobs picking cotton in the Arkansas heat. Whatever the reason, I care deeply about the well-being of our nation, about our collective quality of life and the belief that the rungs of life’s ladder should at least attempt to lead us to a better vantage point. I know that my team cares as much as I do. As such, we are mindful of capitalism’s impact on human life as it marches toward the never-ending goal to maximize profit. REITs, being capitalistic constructs, exist to maximize real estate profit for their investors; however, such pursuits can sometimes have unintended consequences. For example, in the net-lease REIT sector, most of these REITs rely upon the continuous consumption of cheap goods by the American citizen as their portfolios are chock full of dollar stores, fast food chains, pharmacies, car washes and, in some instances, even casinos – all capitalistic venues that entice individuals to spend their money on things they very likely don’t need. So many of these property concepts sell things and so few make things.

If you travel the heartland of America, like we do when we tour manufacturing assets, you see so many small towns pervaded with low paying, low skill retail jobs and their streets lined with redundant franchises. Yes, on the margin, we do need elements of these retail concepts, but overall, it definitely reminds us that too much of something can be detrimental in the long run.

We own manufacturing assets because we believe that, as humans, we benefit more in our daily lives from making things of critical value rather than the constant consuming of things of questionable value.

Ethos – A REIT’s management team, and particularly the role of the CEO, exist to advocate for, and steward the well-being of, the capital entrusted by its many REIT investors. It is a prerequisite that a company’s leadership have the necessary levels of expertise, integrity, and alignment to perform their duties. However, it is rare in the for-hire executive ranks to find leadership that holds the same level of extreme passion for their business, mission, and advocacy as we find from the famous entrepreneurs that we have all come to admire and fawn over. When I invest my hard-earned capital in a particular stock, I want the leader of that company to be absolutely relentless in thinking about all that can go wrong while focusing on making sure as many things go right. Further, I want them to be a raving fan for the investment at a level of motivation that no compensation can induce.

Maybe because of my background, I find that I resonate with this asset class at a level that likely makes me look a bit different than your standard REIT CEO – and I am ok with that. I feel blessed to be the scrappy type who can tirelessly champion the benefits of owning manufacturing real estate to all that will listen. Culturally here at Modiv, we are comfortable with the role of the underdog and wake up every morning willing to fight the fight by embracing our inner Johnny Cash (LINK).

We own manufacturing assets because we are extraordinarily passionate about this asset class, for our investment thesis and for the tremendous upside potential we see for all MDV investors.

Calf Kicks – I have been a fan of the UFC for about 20 years, rarely missing a PPV. Over the years I have witnessed the evolution of this form of combat sport as the tactics, strategies, athleticism, and skills have been honed to an impressive degree. One byproduct of this evolution is the calf kick. Whereas the jab exists for the upper body, the calf kick exists for the lower body. A hard and fast kick to the calf, especially right below the knee, can stun or stumble a fighter. Excessive kicks to the calf, usually a result of someone not learning to avoid them, will likely leave a fighter limping out of the octagon - possibly with a loss and a pair of crutches. However, a few kicks to the calf early in the fight do not portend failure but rather are more likely to cause the best champions to alter their gameplan, learn valuable lessons and go on to prevent calf kicks, and their resulting pain, altogether. Oftentimes, those initial kicks will make you better.

We pride ourselves here at Modiv on being candid and transparent. It would be disingenuous for us to only speak of the great things and never deal with the not-so-great. Like everyone, our stuff can stink too, and we have recently suffered from a few non-fatal, kicks to our proverbial calf (e.g. Kalera).

As we have stated in our SEC filings over the past quarters and in our forthcoming 2023 Form 10-K, Kalera, which was the tenant in our Saint Paul, Minnesota, property filed for bankruptcy protection and is seeking to reject our lease. Kalera’s mistake was relying upon a SPAC transaction to successfully close amidst the massive risk-off market environment that resulted from the Fed’s rate increase – it didn’t go according to their plan. Beyond them no longer paying rent, they left several mechanics liens on the property that we ultimately had to pay. The process is ongoing, but we fully expect that we will soon have full control over the destiny of this property. Given the leasing and sale prospects we have for the asset as well as the value confirmation from two recent independent appraisals valuing it at an average of $11.9 million compared to our net $10 million cash investment, we currently see a path forward with this property that could very well end up with no economic loss. Lucky for us we have a property in a prime location that had a massive amount of capital expenditure (including refrigerated space) installed by Kalera as they renovated the space to become a premier indoor growing facility.

We are grateful this investment hasn’t resulted in a broken nose or a concussion, but as a REIT team always looking to improve, we have learned a few lessons to prevent future calf kicks. Namely, we will no longer invest in early stage or pre-revenue growth concepts without substantial credit behind the lease. Instead, we will continue to hone our focus on those assets which have benefitted from survivorship bias having survived years of global outsourcing and multiple Federal Reserve Chairs. We will also never again do a related party transaction. Even though the fact that it was sourced, arms-length, from a related party had nothing to do with the lease failure, it is a terrible look if not a black eye. We have learned lessons; we have modified our gameplan and we will continue to strive to serve you better tomorrow than we did yesterday.

Wordy Missives – Why all the dialogue? Surely, some have contemplated that exact question. Despite errant speculation that maybe we are trying to emulate a certain oracle of the Midwest, the truth lies distinctly within two broader thoughts – 1) the simplicity of REITs and 2) infinite monetary returns.

If I may…

1)
The simplicity of REITs – For those who have heard me speak, they have heard me say that this REIT business isn’t a terribly complicated one. There is no risk of life or limb, which makes for a better job than many. There are roughly 150 publicly traded REITs in North America, with a rough average of three named executive officers per REIT – let’s round up and say there are 500 of these so-called ‘executives’. If you think about it, that is a more exclusive club than what you might find with the NFL, MLB, or NBA. If the REITs are the teams, then management are the players. You, the savvy REIT investor, get to choose the players that you want to play in your league.

In the simplest of terms, a REIT investor must form an opinion on three primary things…the asset class, the balance sheet and the quality of management. The asset class is easy to ascertain and either the potential investor likes it or doesn’t. Next is the balance sheet which is something that is best taken in a relative context given that balance sheets can, and do, change – for better or worse. You might not like a balance sheet today, but maybe you can see how you could like it, with some changes, tomorrow. Of course, the asset class and the balance sheets are subject to the decisions made, in large part, by the management team, and it is here, on this third tenant of REIT simplicity, that compels us to share more (not less). As a genuine REIT nerd, I have read so many press releases and listened to so many earnings calls. In the vast, vast, majority of these instances you are left with a word soup that feels like it was written by either an investor relations professional, an accountant or an attorney – effectively saying nothing. As management, we understand that your job is to figure out if we will make good ‘plays’ with your capital and not fumble the ball. The less we say with candor, the less we share on how we are thinking, then the harder it is for you to figure out if we are any good. You, the savvy REIT investor, will figure out our thinking by hook or by crook, sooner or later. Why not sooner? Why not be open with our thinking so that you can get on with your investment choice. That’s the first reason why we will continue to share more and not less.

Infinite monetary returns – Have you ever picked up a penny off the ground?  I do every chance I can because that one cent of monetary return is infinite when you consider I invested no money in exchange for that penny (a dime is a real treat because I liken it to a monthly MDV dividend). Most don’t know this, but when you list on a public stock exchange you typically get some listing benefits. In our case, when we listed on the NYSE, we got four years’ worth of earnings press releases for free. A typical press release might cost you anywhere from $500 to $1,000, some newswire companies charge by the word. Even if this press release cost $1,000, it would be a worthwhile monetary investment because this press release will be accessible by millions of potential readers. Why spend multiples more for generic internet outreach or advertising for a lower potential return? Given that this particular press release was a proverbial penny found on the ground, it is truly an infinite monetary return for MDV. But wait, there is more…

Allow me to continue the use of abstract analogies this last time. The ‘stock market’ is arguably the biggest social media platform on the planet. Millions upon millions tune in every day to see what’s new and what’s changing. Countless of us have our favorite ‘feeds’ and we regularly consume copious amounts of ‘content’ that is generated by and about this ‘platform’. MDV, if we like it or not, is one of the many thousands of content creators on this platform. We believe it is better to produce candid content with the prospect that it will find its target audience in time rather than mimic everyone else and find no audience at all. To produce this content with a far-reaching, free press release is just smart money.

Ok, that’s a wrap. Until next time. Stay Modivated!” – Aaron Halfacre, CEO of Modiv Industrial.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Monday, March 4, 2024, at 8:30 a.m. Eastern Time / 5:30 a.m. Pacific Time, to discuss the fourth quarter and full year 2023 operating results and answer questions.

Live conference call: 1-877-407-0789 at 8:30 a.m. Eastern Time, Monday, March 4, 2023

Webcast: To listen to the webcast, either live or archived, please use this link:
https://viavid.webcasts.com/starthere.jsp?ei=1658305&tp_key=83c3e36e04 or visit the investor relations page of Modiv’s website at www.modiv.com.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated March 4, 2024 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

Inquiries:
management@modiv.com

Modiv Industrial, Inc.
Consolidated Statements of Operations - Last Five Quarters

(Unaudited)

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Rental income (a)	$12,288,516	$12,500,338	$11,836,563	$10,311,182	$13,804,539

Operating expenses:
General and administrative (b)	1,402,055	1,735,104	1,597,776	1,908,055	2,252,304
Stock compensation expense (c)	1,381,001	8,469,867	660,170	660,169	660,170
Depreciation and amortization	4,147,570	4,175,209	3,956,334	3,272,060	4,347,809
Property expenses (d)	731,081	1,195,224	1,527,868	1,706,844	1,537,690
Impairment of real estate investment property (e)	888,186	—	—	3,499,438	2,080,727
Total operating expenses	8,549,893	15,575,404	7,742,148	11,046,566	10,878,700

(Loss) gain on sale of real estate investments (f)	—	(1,708,801)	—	—	669,186
Operating income (loss)	3,738,623	(4,783,867)	4,094,415	(735,384)	3,595,025

Other (expense) income:
Interest income	28,967	26,386	216,841	53,694	5,047
Dividend income	285,000	190,000	—	—	—
Income from unconsolidated investment in a real estate property	72,043	79,164	72,773	55,569	51,312
Interest expense (income), including unrealized loss (gain) on interest rate swaps and net of derivative settlements (g)	(7,045,059)	(2,922,918)	179,931	(4,018,792)	(2,826,491)
Increase in fair value of investment in preferred stock (h)	978,658	440,000	—	—	—
Other	99,717	65,993	65,993	65,992	(104,158)
Other (expense) income, net	(5,580,674)	(2,121,375)	535,538	(3,843,537)	(2,874,290)

Net (loss) income	(1,842,051)	(6,905,242)	4,629,953	(4,578,921)	720,735
Less: net loss (income) attributable to noncontrolling interest in Operating Partnership	546,967	1,368,896	(649,643)	816,199	42,508
Net (loss) income attributable to Modiv Industrial, Inc.	(1,295,084)	(5,536,346)	3,980,310	(3,762,722)	763,243
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net (loss) income attributable to common stockholders	$(2,216,959)	$(6,458,221)	$3,058,435	$(4,684,597)	$(158,632)

Net (loss) income per share attributable to common stockholders:
Basic	$(0.29)	$(0.86)	$0.41	$(0.62)	$(0.02)
Diluted	$(0.29)	$(0.86)	$0.35	$(0.62)	$(0.02)

Weighted-average number of common shares outstanding:
Basic	7,621,871	7,548,052	7,532,106	7,532,452	7,487,728
Diluted (i)	7,621,871	7,548,052	10,638,311	7,532,452	7,487,728

Distributions declared per common share (j)	$1.3975	$0.2875	$0.2875	$0.2875	$0.2875

(a)	Rental income includes tenant reimbursements for property expenses and the fourth quarter of 2022 includes an early termination fee of $3,781,929 received from Sutter Health.

(b)	General and administrative expenses in the fourth quarter of 2022 include a $500,000 accrual for costs of relocating our corporate offices to Reno, Nevada.

(c)
Stock compensation expense in the third quarter of 2023 includes a one-time non-cash catch-up adjustment of $7,822,197 related to our determination that at that time it was probable that we would achieve our performance target for FFO of $1.05 per diluted share for the year ended December 31, 2023, exclusive of the dilutive effect of the performance units and related stock compensation expense. Our FFO per fully diluted share excluding the dilutive impact of the performance units and the related stock compensation expense was $1.77 for the year ended December 31, 2023. The $0.72 of FFO per diluted share in excess of the performance target of $1.05 per diluted share exceeded the target by 69%. As a result of achieving our performance target of FFO of $1.05 per diluted share (excluding the performance units), an additional 474,515 Class C OP Units will be issued on March 31, 2024 upon the automatic conversion of our Class R OP Units based on a conversion ratio of 2.5 Class C OP Units for each Class R OP Unit. This catch-up adjustment reflects amortization of the grant date fair value of $19.58 per share for the 474,515 performance units from the January 25,2021 grant date through September 30, 2023. Stock compensation expense of $733,331 was recorded for the performance units for the fourth quarter of 2023 and an additional $733,331 will be recorded through the end of the vesting period on March 31, 2024.

(d)	Property expenses are largely offset by tenant reimbursements included in rental income.

(e)
The impairment charges for the first and fourth quarters of 2023 relate to an office property located in Nashville, Tennessee leased to Cummins, Inc. through February 29, 2024, which was sold on February 28, 2024. We determined that an impairment charge in the first quarter of 2023 was triggered by expectations of a shortened holding period and estimated the property’s fair value based upon market comparables at the time. The additional charge in the fourth quarter of 2024 was based on the sale agreement executed on December 15, 2023, reflecting the excess of the property’s carrying value over the property’s contracted sale price less estimated selling costs for the sale. The impairment charge for the fourth quarter of 2022 relates to an office property located in Rocklin, California to reflect the net realizable value as a result of its reclassification to asset held for sale. On June 29, 2023, the property was leased to the EMC Shop, LLC for 11.5 years for industrial use and then sold to EMC Shop, LLC on August 31, 2023 resulting in a gain of $178,239 included in the third quarter of 2023.

(f)
(Loss) gain on sale of real estate investments for the third quarter of 2023 includes a loss of $(1,887,040) on the sale of 13 properties to Generation Income Properties, Inc. (“GIPR”) (11 retail and two office), partially offset by a gain on the sale of the Rocklin, California property discussed above. Sale proceeds from the GIPR sale included cash of $30,000,000 and newly issued GIPR preferred stock with a liquidation value of $12,000,000. The loss includes the $2,380,000 difference between the $12,000,000 liquidation value and the $9,620,000 fair value of our investment in GIPR’s newly-created Series A Redeemable Preferred Stock received on August 10, 2023.

(g)
Interest (expense) income, including unrealized (loss) gain on interest rate swaps and net of derivative settlements in the fourth quarter of 2023 includes $3,400,139 of unrealized loss on interest rate swaps, net of $1,617,279 of derivative cash settlements received. The third quarter of 2023 is net of $795,425 unrealized gain on interest rate swaps and $1,586,641 of derivative cash settlements received, the second quarter of 2023 is net of $3,708,597 unrealized gain on interest rate swaps and $1,401,716 of derivative cash settlements received and the first quarter of 2023 includes $1,722,184 unrealized loss on interest rate swaps and is net of $1,074,085 of derivative cash settlements received.

(h)	Increase in fair value of investment in preferred stock in the third and fourth quarters of 2023 reflect adjustment to fair value.

(i)
Diluted shares outstanding for periods when we reported a net loss do not include the OP Units since they would be anti-dilutive. Diluted shares outstanding in the second quarter of 2023 include Class C, Class M, Class P and time vesting Class R OP Units since we reported net income for the quarter.

(j)
Distributions for the three months ended December 31, 2023 include the distribution of GIPR common stock of $1.11 per share declared on December 29, 2023 which reflects 0.28 shares of GIPR common stock per one share of our stock multiplied by $3.95 which was the closing price of GIPR common stock on December 29, 2023.

Modiv Industrial, Inc.
Property Portfolio - Statements of Operations - Fourth Quarter of 2023

(Unaudited)

	Three Months Ended December 31, 2023
	Industrial Core	Tactical Non-Core (1)	Other Non-Core (2)	Non-Property & Other (3)	Consolidated
Rental income	$8,815,404	$2,778,276	$694,836	$—	$12,288,516

Operating expenses:
General and administrative	—	—	—	1,402,055	1,402,055
Stock compensation expense	—	—	—	1,381,001	1,381,001
Depreciation and amortization	3,294,284	808,619	44,667	—	4,147,570
Property expenses	384,021	335,878	11,182	—	731,081
Impairment of real estate investment property	—	—	888,186	—	888,186
Total operating expenses	3,678,305	1,144,497	944,035	2,783,056	8,549,893

Operating income (loss):
Gain (loss) on sale of real estate investments	—	—	—	—	—
Operating income (loss)	5,137,099	1,633,779	(249,199)	(2,783,056)	3,738,623

Other (expense) income:
Interest income	—	—	—	28,967	28,967
Dividend income	—	—	—	285,000	285,000
Income from unconsolidated investment in a real estate property	72,043	—	—	—	72,043
Interest expense, including unrealized loss on interest rate swaps and net of derivative settlements (4)	(4,091,348)	(995,058)	(175,793)	(1,782,860)	(7,045,059)
Increase in fair value of investment in preferred stock	—	—	—	978,658	978,658
Other (5)	(1,175)	—	—	100,892	99,717
Other (expense), income net	(4,020,480)	(995,058)	(175,793)	(389,343)	(5,580,674)

Net income (loss)	1,116,619	638,721	(424,992)	(3,172,399)	(1,842,051)
Less: net loss attributable to noncontrolling interest in Operating Partnership	—	—	—	546,967	546,967
Net income (loss) attributable to Modiv Industrial, Inc.	1,116,619	638,721	(424,992)	(2,625,432)	(1,295,084)
Preferred stock dividends	—	—	—	(921,875)	(921,875)
Net income (loss) attributable to common stockholders	$1,116,619	$638,721	$(424,992)	$(3,547,307)	$(2,216,959)

(1)
We categorize Tactical Non-Core Assets as those assets that offer compelling value-add or opportunistic investment characteristics when measured over a near-term or interim holding period. We currently hold three such assets: (i) our tactical non-core acquisition of a leading KIA auto dealership located in a prime location in Los Angeles County in January 2022, which was structured as an UPREIT transaction resulting in a favorable equity issuance of $32,809,550 Class C OP Units at a cost basis of $25.00 per share; (ii) our 12 year lease to the State of California’s Office of Emergency Services (OES) executed in January 2023 for one of our existing assets located in Rancho Cordova, California that includes an attractive purchase option by the tenant which we believe has a favorable probability of being executed in the next 24 months; and (iii) our property leased to Costco located in Issaquah, Washington which offers compelling redevelopment opportunities following Costco’s lease expiration in July 2025 given its higher density infill location and the fact that the land is zoned for additional uses to include multi-family. In January 2024, we entered into a purchase and sale agreement with a national homebuilder for the sale of this property, for a sale price of $28,650,000, which is contingent upon the buyer’s satisfaction of various due diligence matters in its sole discretion by April 1, 2024. The sale would not close until 15 days following the earlier of (a) buyer obtaining all necessary development approvals, or (b) tenant vacating the property, but not prior to February 1, 2025, and not later than August 15, 2025. The buyer is not affiliated with the Company or its affiliates.

(2)
Other non-core assets includes one remaining legacy office property leased to Solar Turbines in San Diego and the Cummins office property in Nashville, Tennessee that was sold in February 2024. We define legacy assets as those inherited through prior mergers and acquisitions activity and such assets that were acquired by different management teams utilizing different investment objectives or underwriting criteria.

(3)
We do not allocate non-property expenses across our property-specific segments; therefore, we report these expenses separately under the Non-Property & Other caption in the table above. Such expenses and income include stock compensation expense, general and administrative, unrealized gains and losses on valuation of interest rate swaps, and other comprehensive items.

(4)
Non-Property & Other’s interest expense, including unrealized loss on interest rate swaps and net of derivative settlements in the fourth quarter of 2023 includes $3,400,139 of unrealized loss on interest rate swaps and is net of $1,617,279 of derivative cash settlements received.

(5)	Other income reflects management fees earned for managing the TIC Interest.

Modiv Industrial, Inc.
Consolidated Statements of Comprehensive (Loss) Income - Last Five Quarters

(Unaudited)

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Net (loss) income	$(1,842,051)	$(6,905,242)	$4,629,953	$(4,578,921)	$720,735

Other comprehensive (loss) income: cash flow hedge adjustment
Amortization of unrealized holding gain on interest rate swap (a)	(258,655)	(253,092)	(253,093)	(250,311)	—
Unrealized holding loss on interest rate swap designated as a cash flow hedge (b)	—	—	—	—	(216,200)
Comprehensive (loss) income	(2,100,706)	(7,158,334)	4,376,860	(4,829,232)	504,535

Net loss (income) attributable to noncontrolling interest in Operating Partnership	546,967	1,368,896	(649,643)	816,199	42,508
Other comprehensive loss (income) attributable to noncontrolling interest in Operating Partnership:
Amortization of unrealized holding gain on interest rate swap (a)	44,959	44,264	44,341	37,141	—
Unrealized holding loss on interest rate swap designated as a cash flow hedge (b)	—	—	—	—	(34,942)
Comprehensive loss (income) attributable to noncontrolling interest in Operating Partnership	591,926	1,413,160	(605,302)	853,340	7,566
Comprehensive (loss) income attributable to Modiv Industrial, Inc.	$(1,508,780)	$(5,745,174)	$3,771,558	$(3,975,892)	$512,101

(a)
Due to the $150 million Term Loan swap’s failure to qualify as a cash flow hedge for each of the quarterly periods ended December 31, 2023, the unrealized gain on interest rate swap derivative on the consolidated balance sheet is being amortized on a straight-line basis, as a reduction to interest expense, through the maturity date of the Term Loan. The interest rate swap derivative instrument failed to qualify as a cash flow hedge during each of the quarterly periods ended December 31, 2023 because the swap was deemed ineffective due to the one-time cancellation option on December 31, 2024 as compared with the maturity of the Term Loan. The Company has begun, and intends to further explore various alternatives available to extend or restructure the cancellation option.

(b)	Reflects the change in fair value of the interest rate swap derivative for the three months ended December 31, 2022 when the swap qualified as a cash flow hedge for financial accounting purposes.

Modiv Industrial, Inc.
(Loss) Earnings Per Share - Last Five Quarters

(Unaudited)

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Numerator - Basic:
Net (loss) income	$(1,842,051)	$(6,905,242)	$4,629,953	$(4,578,921)	$720,735
Less: net loss (income) attributable to noncontrolling interest in Operating Partnership	546,967	1,368,896	(649,643)	816,199	42,508
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net (loss) income attributable to common stockholders	$(2,216,959)	$(6,458,221)	$3,058,435	$(4,684,597)	$(158,632)

Numerator - Diluted:
Net (loss) income	$(1,842,051)	$(6,905,242)	$4,629,953	$(4,578,921)	$720,735
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net (loss) income attributable to common stockholders	$(2,763,926)	$(7,827,117)	$3,708,078	$(5,500,796)	$(201,140)

Denominator:
Weighted average shares outstanding - basic	7,621,871	7,548,052	7,532,106	7,532,452	7,487,728
Operating Partnership Units - Class C (a)(b)	—	—	1,599,898	—	—
Operating Partnership Units - Classes M, P and R (c)	—	—	1,506,307	—	—
Weighted average shares outstanding - diluted	7,621,871	7,548,052	10,638,311	7,532,452	7,487,728

(Loss) earnings per share attributable to common stockholders:
Basic	$(0.29)	$(0.86)	$0.41	$(0.62)	$(0.02)
Diluted	$(0.29)	$(0.86)	$0.35	$(0.62)	$(0.02)

(a)
We issued 1,312,382 Class C OP Units at an agreed upon value of $25.00 per unit in connection with our January 18, 2022 acquisition of a KIA auto dealership property in an “UPREIT” transaction. These units were not included in the computation of Diluted EPS for the quarters ended December 31, 2023, September 30, 2023, March 31, 2023 and December 31, 2022 because their effect would be anti-dilutive.

(b)
The weighted average Class C OP Units of 1,599,898 for the quarter ended June 30, 2023 included the weighted effect of 287,516 units issued in April 2023 in conjunction with our acquisition in an “UPREIT” transaction of the property in Reading, Pennsylvania leased to Summit Steel & Manufacturing, LLC.

(c)
During the three months ended December 31, 2023, September 30, 2023, March 31, 2023 and December 31, 2022, the weighted average dilutive effect of 1,506,307, 1,506,307, 1,506,307 and 1,395,759 shares, respectively, related to Classes M, P and R Operating Partnership units were excluded from the computation of Diluted EPS because their effect would be anti-dilutive. There were no other outstanding securities or commitments to issue common stock that would have a dilutive effect for the periods then ended.

Modiv Industrial, Inc.
FFO and AFFO - Last Five Quarters

(Unaudited)

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Net (loss) income (in accordance with GAAP)	$(1,842,051)	$(6,905,242)	$4,629,953	$(4,578,921)	$720,735
Preferred stock dividends	(921,875)	(921,875)	(921,875)	(921,875)	(921,875)
Net (loss) income attributable to common stockholders and Class C OP Unit holders	(2,763,926)	(7,827,117)	3,708,078	(5,500,796)	(201,140)
FFO adjustments:
Depreciation and amortization of real estate properties	4,147,570	4,175,209	3,956,334	3,272,060	4,347,809
Amortization of lease incentives	(63,956)	40,397	88,570	88,570	88,751
Depreciation and amortization for unconsolidated investment in a real estate property	188,889	187,479	186,069	194,173	203,554
Impairment of real estate investment property	888,186	—	—	3,499,438	2,080,727
Loss (gain) on sale of real estate investments, net	—	1,708,801	—	—	(669,186)
FFO attributable to common stockholders and Class C OP Unit holders (a)	2,396,763	(1,715,231)	7,939,051	1,553,445	5,850,515
Stock compensation for performance units expense (b)	733,332	7,822,197	—	—	—
FFO excluding performance units expense	3,130,095	6,106,966	7,939,051	1,553,445	5,850,515
AFFO adjustments:
Non-recurring corporate relocation costs	—	—	—	—	500,000
Stock compensation excluding performance units expense (c)	647,669	647,670	660,170	660,169	660,170
Deferred financing costs	210,604	165,709	195,213	195,212	179,641
Due diligence expenses, including abandoned pursuit costs (d)	—	1,208	3,848	342,542	25,051
Amortization of deferred rents	(1,704,137)	(1,772,403)	(1,580,358)	(1,175,359)	(643,784)
Unrealized loss (gain) on interest rate swaps, net	3,400,138	(795,425)	(3,708,598)	1,722,185	505,263
Amortization of (below) above market lease intangibles, net	(211,600)	(204,011)	(195,901)	(196,282)	(142,626)
Unrealized gain on investment in preferred stock	(978,658)	(440,000)	—	—	—
Other adjustments for unconsolidated investment in a real estate property	17,821	11,819	11,819	11,819	5,815
AFFO attributable to common stockholders and Class C OP Unit holders (e)	$4,511,932	$3,721,533	$3,325,244	$3,113,731	$6,940,045

Weighted Average Shares Outstanding:
Basic	7,621,871	7,548,052	7,532,106	7,532,452	7,487,728
Fully diluted excluding performance units	10,728,076	10,654,257	10,638,311	10,351,141	10,195,869
Fully diluted (e) (f)	11,202,591	11,128,772	10,638,311	10,351,141	10,195,869
FFO Per Share:
Basic	$0.31	$(0.23)	$1.05	$0.21	$0.78
Fully diluted	$0.21	$(0.23)	$0.75	$0.15	$0.57
FFO Per Share Excluding Performance Units Expense:
Basic	$0.41	$0.81	$1.05	$0.21	$0.78
Fully diluted	$0.29	$0.58	$0.75	$0.15	$0.57
AFFO Per Share:
Basic	$0.59	$0.49	$0.44	$0.41	$0.93
Fully diluted	$0.40	$0.33	$0.31	$0.30	$0.68

(a)	FFO and AFFO for the fourth quarter of 2022 include an early termination fee of $3,751,984 received from Sutter Health.

(b)
Stock compensation expense for the performance-based portion of the Class R OP Units for the quarter ended September 30, 2023 reflects a non-cash catch-up adjustment of $7,822,197 for the period from the January 25, 2021 grant date through September 30, 2023 based on our determination that at that time it was probably that we would achieve our performance target for FFO of $1.05 per diluted share for the year ended December 31, 2023, exclusive of the effect of the performance units and related stock compensation expense. Our FFO per fully diluted share excluding the performance units expense was $1.77 for the year ended December 31, 2023. The $0.72 of FFO per diluted share in excess of the performance target of $1.05 per diluted share exceeded the target by 69%. The fully diluted shares include the additional 474,515 Class R performance OP Units for the quarters ended September 2023 and December 31, 2023, respectively, that have vested and will automatically convert to Class C OP Units on March 31, 2024. Stock compensation expense of $733,331 was recorded for the performance units for the fourth quarter of 2023 and an additional $733,331 will be recorded through the end of the vesting period on March 31, 2024.

(c)
Stock compensation expense includes (i) amortization of the value of Class P OP Units granted to our Chief Executive Officer and Chief Financial Officer on December 31, 2019; (ii) amortization of the value of the time-based Class R OP Units granted to all of our employees, including the Chief Executive Officer and Chief Financial Officer, on January 25, 2021; and (iii) stock granted to our independent directors each quarter as partial consideration for their service as directors.

(d)
Abandoned pursuit costs for the first quarter of 2023 primarily reflect the write-off of due diligence costs incurred during 2022 and 2023 for a potential acquisition of a portfolio of industrial manufacturing properties that we abandoned due to changes in market conditions.

(e)
The weighted average Class C OP Units for the second, third and fourth quarters of 2023 included the weighted effect of 287,516 units issued in April 2023 in conjunction with our acquisition in an “UPREIT” transaction of the property in Reading, Pennsylvania leased to Summit Steel & Manufacturing, LLC.

(f)
Includes the Class C, Class M, Class P and Class R OP Units to compute the weighted average number of shares for each of the five quarters ended December 31, 2023 presented above, including the performance portion of the Class R OP Units for the quarters ended September 30, 2023 and December 31, 2023.

Modiv Industrial, Inc.
Property Portfolio - FFO and AFFO - Fourth Quarter of 2023

(Unaudited)

	Three Months Ended December 31, 2023
	Industrial Core	Tactical Non- Core (1)	Other Non- Core (1)	Non-Property & Other (1)	Consolidated
Net (loss) income (in accordance with GAAP)	$1,116,619	$638,721	$(424,992)	$(3,172,399)	$(1,842,051)
Preferred stock dividends	—	—	—	(921,875)	(921,875)
Net (loss) income attributable to common stockholders and Class C OP Unit holders	1,116,619	638,721	(424,992)	(4,094,274)	(2,763,926)
FFO adjustments:
Depreciation and amortization of real estate properties	3,294,284	808,619	44,667	—	4,147,570
Amortization of lease incentives	(63,956)	—	—	—	(63,956)
Depreciation and amortization for unconsolidated investment in a real estate property	188,889	—	—	—	188,889
(Gain) loss on sale of real estate investments, net	—	—	888,186	—	888,186
FFO attributable to common stockholders and Class C OP Unit holders	4,535,836	1,447,340	507,861	(4,094,274)	2,396,763
Stock compensation for performance units expense	—	—	—	733,332	733,332
FFO excluding performance units expense	4,535,836	1,447,340	507,861	(3,360,942)	3,130,095
AFFO adjustments:
Stock compensation	—	—	—	647,669	647,669
Deferred financing costs	178,829	(8,657)	40,432	—	210,604
Deferred rents	(1,130,483)	(593,410)	19,756	—	(1,704,137)
Unrealized gains on interest rate swap valuations	—	—	—	3,400,138	3,400,138
Amortization of (below) above market lease intangibles, net	(211,600)	—	—	—	(211,600)
Increase in fair value of investment in preferred stock	—	—	—	(978,658)	(978,658)
Other adjustments for unconsolidated investment in a real estate property	17,821	—	—	—	17,821
AFFO attributable to common stockholders and Class C OP Unit holders	$3,390,403	$845,273	$568,049	$(291,793)	$4,511,932

Weighted average shares outstanding:
Basic	7,621,871	7,621,871	7,621,871	7,621,871	7,621,871
Fully diluted excluding performance units	10,728,076	10,728,076	10,728,076	10,728,076	10,728,076
Fully diluted (2)	11,202,591	11,202,591	11,202,591	11,202,591	11,202,591

FFO Per Share:
Basic	$0.60	$0.19	$0.07	$(0.54)	$0.31
Fully diluted (2)	$0.40	$0.13	$0.05	$(0.37)	$0.21
FFO Per Share Excluding Performance Units Expense:
Basic	$0.59	$0.19	$0.07	$(0.44)	$0.41
Fully diluted	$0.42	$0.13	$0.05	$(0.31)	$0.29
AFFO Per Share:
Basic	$0.44	$0.11	$0.07	$(0.04)	$0.59
Fully diluted (2) (3)	$0.30	$0.08	$0.05	$(0.03)	$0.40

(1)	See Footnotes (1), (2), (3) and (4) of Property Portfolio Statement - Statement of Operations - Fourth Quarter of 2023.

(2)	Weighted average fully diluted shares outstanding includes the following:

(i)	7,621,871 shares of Class C Common Stock;

(ii)
1,599,898 Class C OP Units, including 1,312,382 issued in January 2022 in connection with the acquisition of the KIA auto dealership property discussed above and 287,516 Class C OP Units issued in April 2023 in conjunction with our acquisition of the property in Reading, Pennsylvania leased to Summit Steel & Manufacturing, LLC;

(iii)	1,096,582 Class C OP Units that converted from 657,949.5 Class M OP Units on January 30, 2024;

(iv)
93,382 Class C OP Units that will result from automatic conversion of 56,029 Class P OP Units on March 31, 2024, based on the conversion ratio of 1.6667 Class C OP Units for each Class P OP Unit outstanding; and

(v)
790,858 Class R OP Units which have vested and will automatically convert to Class C OP Units on March 31, 2024, reflecting the conversion ratio of 2.5-for-1 based on achievement of the FFO performance target of $1.05 per diluted share for the year ended December 31, 2023. Our FFO per fully diluted share excluding the performance units expense was $1.77 for the year ended December 31, 2023. The $0.72 of FFO per diluted share in excess of the performance target of $1.05 per diluted share exceeded the target by 69%.

(3)	For the intraperiod allocation, we treat all component per share amounts as fully-diluted to correspond with the consolidated FFO and AFFO results reflected above.

Modiv Industrial, Inc.
Adjusted EBITDA - Last Five Quarters

(Unaudited)

	Three Months Ended
	December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2023		December 31, 2022
Net (loss) income (in accordance with GAAP)	$(1,842,051)		$(6,905,242)		$4,629,953		$(4,578,921)		$720,735
Depreciation and amortization of real estate properties	4,147,570		4,175,209		3,956,334		3,272,060		4,347,809
Depreciation and amortization for unconsolidated investment in a real estate property	188,889		187,479		186,069		194,173		203,554
Interest expense (income), including unrealized loss on interest rate swaps and net of derivative settlements (a)	7,045,059		2,922,918		(179,931)		4,018,792		2,826,491
Interest expense on unconsolidated investment in real estate property	95,801		96,375		95,932		95,485		98,073
Impairment of real estate investment property (b)	888,186		—		—		3,499,438		2,080,727
Stock compensation expense	1,381,001		8,469,867		660,170		660,169		660,170
Due diligence expenses, including abandoned pursuit costs	—		1,208		3,848		342,542		25,051
(Loss) gain on sale of real estate investments, net	—		1,708,801		—		—		(669,186)
Unrealized gain on investment in preferred stock	(978,658)		(440,000)		—		—		—
Adjusted EBITDA (c)	$10,925,797		$10,216,615		$9,352,375		$7,503,738		$10,293,424

Annualized adjusted EBITDA	$43,703,188		$40,866,460		$37,409,500		$30,014,952		$41,173,696

Net debt:
Debt	$281,200,000		$284,284,849		$294,361,357		$214,436,983		$197,515,009
Debt of unconsolidated investment in real estate property (d)	9,256,466		9,315,322		9,372,615		9,429,343		9,487,515
Cash and restricted cash	(3,129,414)		(5,641,610)		(9,912,109)		(13,280,104)		(8,608,649)
Cash of unconsolidated investment in real estate property (d)	(350,937)		(387,278)		(494,250)		(420,947)		(218,424)
	$286,976,115		$287,571,283		$293,327,613		$210,165,275		$198,175,450

Net debt / Adjusted EBITDA	6.6	x	7.0	x	7.8	x	7.0	x	4.8	x

(a)	Includes $(3,658,794), $542,332, $3,708,597 and $(1,722,184) of unrealized (losses) gains on swap valuations in the fourth, third, second and first quarters of 2023, respectively.

(b)
The impairment charges for the first and fourth quarters of 2023 relate to an office property located in Nashville, Tennessee leased to Cummins, Inc. through February 29, 2024 that was sold on February 28, 2024. We determined that an impairment charge in the first quarter of 2023 was triggered by expectations of a shortened holding period and estimated the property’s fair value based upon market comparables at the time. The additional charge in the fourth quarter of 2024 was based on the sale agreement executed on December 15, 2023 reflecting the excess of the property’s carrying value over the property’s contracted sale price less estimated selling costs for the sale. The impairment charge for the fourth quarter of 2022 relates to an office property located in Rocklin, California to reflect the net realizable value as a result of its reclassification to asset held for sale. On June 29, 2023, the property was leased to the EMC Shop, LLC for 11.5 years for industrial use and then sold to EMC Shop, LLC in the third quarter of 2023.

(c)	Adjusted EBITDA for the fourth quarter of 2022 includes an early termination fee of $3,781,929 received from Sutter Health.

(d)	Includes our approximate 72.71% pro rata share of the tenant-in-common’s mortgage note payable and cash of our unconsolidated investment in real estate property.

Modiv Industrial, Inc.
Leverage Ratio

(Unaudited)

We calculate our leverage ratio in conformance with the definition used in our KeyBank credit facility as set forth below.

	December 31,
	2023	2022
Total Asset Value
Cash and cash equivalents	$3,129,414	$8,608,649
Borrowing base value (a)	471,126,446	408,598,973
Other real estate value	102,340,000	97,340,000
Pro-rata share of unconsolidated investment in a real estate property	28,402,455	28,582,595
Total asset value	$604,998,315	$543,130,217

Indebtedness
Credit facility revolver	$—	$3,000,000
Credit facility term loan	250,000,000	150,000,000
Mortgage debt	31,200,000	44,515,009
Pro-rata share of unconsolidated investment in a real estate property	9,256,466	9,487,515
Total indebtedness	$290,456,466	$207,002,524

Leverage Ratio	48%	38%

(a)
The increase in borrowing base properties reflects $129.8 million of acquisitions, excluding a property with a lease term of less than seven years, partially offset by the 13 properties sold to GIPR in the third quarter of 2023.

Modiv Industrial, Inc.
Capitalization as of December 31, 2023

(Unaudited)

PREFERRED EQUITY
7.375% Series A Cumulative Redeemable Perpetual Preferred Stock	$50,000,000
% of Total Capitalization	10%

COMMON EQUITY
Shares of Class C Common Stock	7,704,600
OP Units (Class M, Class P, Class R and Class C)	3,580,720
Total Class C Common Stock and OP Units	11,285,320
Price Per Share / Unit at December 31, 2023	$13.76
IMPLIED EQUITY MARKET CAPITALIZATION	$155,286,003
% of Total Capitalization	32%

DEBT
Mortgage Debt
Costco Property	$18,850,000
Taylor Fresh Foods Property	12,350,000
Total Mortgage Debt	$31,200,000
KeyBank Credit Facility
Revolver	$—
Term Loan (a) & (b)	250,000,000
Total Credit Facility	$250,000,000
TOTAL DEBT	$281,200,000
% of Total Capitalization	58%
% of Total Debt - Floating Rate Debt	—%
% of Total Debt - Fixed Rate Debt (a) (b) & (c)	100%
% of Total Debt	100%
ENTERPRISE VALUE
Total Capitalization	$486,486,003
Less: Cash and Cash Equivalents	(3,129,414)
Enterprise Value	$483,356,589

(a)
On May 10, 2022, we purchased a five-year swap at 2.258% on our $150,000,000 term loan that results in a fixed interest rate of 4.058% based on our leverage ratio of 48% as of December 31, 2023. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio.

(b)
On October 26, 2022, we purchased another five-year swap at 3.440% on our $100,000,000 term loan commitment that results in a fixed interest rate of 5.240% based on our leverage ratio of 48% as of December 31, 2023. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio.

(c)	The weighted average interest rate for the $281,200,000 Total Debt outstanding was 4.52% as of December 31, 2023.

Modiv Industrial, Inc.
Consolidated Balance Sheets

(Unaudited)

	As of December 31,
	2023	2022
Assets
Real estate investments:
Land	$104,858,693	$103,657,237
Buildings and improvements	399,666,781	329,867,099
Equipment	4,429,000	4,429,000
Tenant origination and absorption costs	15,707,458	19,499,749
Total investments in real estate property	524,661,932	457,453,085
Accumulated depreciation and amortization	(50,901,612)	(46,752,322)
Total real estate investments, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	473,760,320	410,700,763
Unconsolidated investment in a real estate property	10,053,931	10,007,420
Total real estate investments, net, excluding real estate investments held for sale, net	483,814,251	420,708,183
Real estate investments held for sale, net	11,557,689	5,255,725
Total real estate investments, net	495,371,940	425,963,908
Cash and cash equivalents	3,129,414	8,608,649
Tenant deferred rent and other receivables	12,794,568	7,263,202
Above-market lease intangibles, net	1,313,959	1,850,756
Prepaid expenses and other assets	4,173,221	6,100,937
Investment in preferred stock	11,038,658	—
Interest rate swap derivative	2,970,733	4,629,702
Other assets related to real estate investments held for sale	103,337	12,765
Total assets	$530,895,830	$454,429,919
Liabilities and Equity
Mortgage notes payable, net	$31,030,241	$44,435,556
Credit facility revolver	—	3,000,000
Credit facility term loan, net	248,508,515	148,018,164
Accounts payable, accrued and other liabilities	4,469,508	5,881,738
Distributions payable	12,174,979	1,768,068
Below-market lease intangibles, net	8,868,604	9,675,686
Interest rate swap derivative	473,348	498,866
Other liabilities related to real estate investments held for sale	248,727	117,881
Total liabilities	305,773,922	213,395,959

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 shares authorized, issued and outstanding as of December 31, 2023 and 2022 with an aggregate liquidation value of 50,000,000	2,000	2,000
Class C common stock, $0.001 par value, 300,000,000 shares authorized, 8,048,110 shares issued and 7,704,600 shares outstanding as of December 31, 2023 and 7,762,506 shares issued and 7,512,353 shares outstanding as of December 31, 2022	8,048	7,762
Class S common stock, $0.001 par value, 100,000,000 shares authorized no shares issued and outstanding as of December 31, 2023 and 2022	—	—
Additional paid-in-capital	292,617,486	278,339,020
Treasury stock, at cost, 343,510 and 250,153 shares held as of December 31, 2023 and 2022, respectively	(5,290,780)	(4,161,618)
Cumulative distributions and net losses	(145,551,586)	(117,938,876)
Accumulated other comprehensive income	2,658,170	3,502,616
Total Modiv Industrial, Inc. equity	144,443,338	159,750,904
Noncontrolling interests in the Operating Partnership	80,678,570	81,283,056
Total equity	225,121,908	241,033,960
Total liabilities and equity	$530,895,830	$454,429,919

Modiv Industrial, Inc.
Property Portfolio - Balance Sheets - As of December 31, 2023

(Unaudited)

	As of December 31, 2023
	Industrial Core	Tactical Non-Core (1)	Other Non-Core (1)	Non-Property & Other (2)	Consolidated
Assets
Real estate investments:
Land	$58,986,797	$43,387,936	$2,483,960	$—	$104,858,693
Buildings and improvements	311,840,089	83,128,327	4,698,365	—	399,666,781
Equipment	4,429,000	—	—	—	4,429,000
Tenant origination and absorption costs	10,882,884	4,500,352	324,222	—	15,707,458
Total investments in real estate property	386,138,770	131,016,615	7,506,547	—	524,661,932
Accumulated depreciation and amortization	(36,417,654)	(13,558,116)	(925,842)	—	(50,901,612)
Total investments in real estate property, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	349,721,116	117,458,499	6,580,705	—	473,760,320
Unconsolidated investment in a real estate property	10,053,931	—	—	—	10,053,931
Total real estate investments, net, excluding real estate investments held for sale, net	359,775,047	117,458,499	6,580,705	—	483,814,251
Real estate investments held for sale, net	3,817,689	—	7,740,000	—	11,557,689
Total real estate investments, net	363,592,736	117,458,499	14,320,705	—	495,371,940
Cash and cash equivalents	—	—	—	3,129,414	3,129,414
Tenant receivables	8,824,293	3,938,943	31,332	—	12,794,568
Above-market lease intangibles, net	1,313,959	—	—	—	1,313,959
Prepaid expenses and other assets	3,316,678	171,223	108,704	576,616	4,173,221
Investment in preferred stock	—	—	—	11,038,658	11,038,658
Interest rate swap derivative	—	—	—	2,970,733	2,970,733
Other assets related to real estate investments held for sale	42,066	—	61,271	—	103,337
Total assets	$377,089,732	$121,568,665	$14,522,012	$17,715,421	$530,895,830
Liabilities and Equity
Mortgage notes payable, net	$12,233,789	$18,796,452	$—	$—	$31,030,241
Credit facility term loan	201,614,183	37,961,072	8,933,260	—	248,508,515
Accounts payable, accrued and other liabilities	1,760,725	754,824	70,403	1,883,556	4,469,508
Distributions payable	—	—	—	12,174,979	12,174,979
Below-market lease intangibles, net	8,868,604	—	—	—	8,868,604
Interest rate swap derivative	—	—	—	473,348	473,348
Liabilities related to real estate investments held for sale	22,040	—	226,687	—	248,727
Total liabilities	224,499,341	57,512,348	9,230,350	14,531,883	305,773,922

Commitments and contingencies

Total Modiv Industrial, Inc. equity, net of due to affiliates	152,590,391	64,056,317	5,291,662	(77,495,032)	144,443,338
Noncontrolling interests in the Operating Partnership	—	—	—	80,678,570	80,678,570
Total equity	152,590,391	64,056,317	5,291,662	3,183,538	225,121,908
Total liabilities and equity	$377,089,732	$121,568,665	$14,522,012	$17,715,421	$530,895,830

(1)	See Footnotes (1) and (2) of Property Portfolio Statement - Statement of Operations - Fourth Quarter of 2023.

(2)	Non-Property & Other’s prepaid expenses and other assets include deferred financing fees on our Revolver and prepaid directors and officers insurance.

Modiv Industrial, Inc.
Debt Overview

(Unaudited)

	Outstanding Balance
	As of December 31,
Collateral	2023	2022	Interest Rate	Loan Maturity
Mortgage Notes:
Costco property	$18,850,000	$18,850,000	4.85%(b)	1/1/2030
Taylor Fresh Foods property	12,350,000	12,350,000	3.85%(b)	11/1/2029
OES property	—	13,315,009	Repaid	Repaid
	31,200,000	44,515,009
Plus unamortized mortgage premium	—	119,245
Less unamortized deferred financing costs	(169,759)	(198,698)
Mortgage notes payable, net	31,030,241	44,435,556

KeyBank Credit Facility (a):
Revolver	—	3,000,000	7.16%(c)	1/18/2026
Term loan	250,000,000	150,000,000	4.53%(d)	1/18/2027
Total Credit Facility	250,000,000	153,000,000
Less unamortized deferred financing costs	(1,491,485)	(1,981,836)
	248,508,515	151,018,164
Total debt, net	$279,538,756	$195,453,720	4.52%(e)

(a)
Our $400,000,000 Credit Facility is comprised of a $150,000,000 Revolver and a $250,000,000 Term Loan. The Credit Facility includes an accordion option that allows us to request additional Revolver and Term Loan lender commitments up to a total of $750,000,000. As of the filing date of this Supplemental Data, the $250,000,000 Term Loan is fully drawn and the Revolver has zero outstanding balance.

(b)	Contractual fixed rate.

(c)
The interest rate on the Revolver is based on our leverage ratio at the end of the prior quarter. With our leverage ratio at 48% as of December 31, 2023, the spread over the Secured Overnight Financing Rate (‘‘SOFR’’), including a 10 basis point credit adjustment, is 185 basis points and the interest rate on the Revolver was 7.1625% as of December 31, 2023, although we had no outstanding borrowings under the Revolver. We also pay an annual unused fee of up to 25 basis points on the Revolver, based on the daily amount of the unused commitment.

(d)
To mitigate the risk of rising interest rates, on May 10, 2022, we purchased a five-year swap at fixing SOFR at 2.258% on the $150,000,000 term loan that results in a fixed interest rate of 4.058% based on our leverage ratio of 48% as of September 30, 2023. On October 26, 2022, we purchased another five-year swap fixing SOFR at 3.440% on our $100,000,000 term loan commitment which results in a fixed interest rate of 5.24% based on our leverage ratio of 48% as of December 31, 2023. Under our Credit Agreement, the interest rate will continue to vary based on our leverage ratio. The weighted average interest rate on the Term Loan was 4.53% as of December 31, 2023.

(e)	The weighted average interest rate for the $281,200,000 Total Debt outstanding was 4.52% as of December 31, 2023.

Modiv Industrial, Inc.
Covenants

Credit Facility and Mortgage Notes Covenants

The following is a summary of key financial covenants for our credit facility and mortgage notes, as defined and calculated per the terms of the facility’s credit agreement and the mortgage notes’ governing documents, respectively, which are included in our filings with the U.S. Securities and Exchange Commission. These calculations, which are not based on U.S. GAAP measurements are presented to demonstrate that as of December 31, 2023, we are in compliance with the covenants.

Unsecured Credit Facility Covenants	Required		December 31, 2023
Maximum leverage ratio	<60%		48%
Minimum fixed charge coverage ratio	>1.50	x	1.77	x
Maximum secured indebtedness ratio	40%		5%
Minimum consolidated tangible net worth	$213,384,302		$280,835,049
Weighted average lease term (years)	7		16

Mortgage Notes Key Covenants	Debt service coverage ratio	December 31, 2023
Costco property	N.A.	N.A.
Taylor Fresh Foods property	1.5	3.4

Modiv Industrial, Inc.
Real Estate Acquisitions

(Unaudited)

The following table summarizes our property acquisition activity from our February 11, 2022 listing on the NYSE through December 31, 2023:

Tenant and Location	Property Type	Acquisition Date	Area (Square Feet)	Lease Term (Years)	Annual Rent Increase	Acquisition Price	Initial Cap Rate	Weighted Average Cap Rate
Lindsay Precast, eight properties acquired in: Colorado (3), Ohio (2), North Carolina, South Carolina and Florida	Industrial	April 2022	618,195	25.0	2.1%	$56,150,000	6.7%	8.5%
Producto, two properties acquired in upstate New York	Industrial	July 2022	72,373	20.0	2.0%	5,343,862	7.2%	8.8%
Valtir, four properties acquired in Ohio, South Carolina, Texas and Utah (a)	Industrial	July 2022 and August 2022	293,612	20.0	2.3%	23,375,000	7.7%	9.7%
Plastic Products, Princeton, MN	Industrial	January 2023	148,012	5.8	3.0%	6,368,776	7.5%	9.2%
Stealth Manufacturing, Savage MN	Industrial	March 2023	55,175	20.0	2.5%	5,500,000	7.7%	9.8%
Lindsay Precast, Gap, PA (b)	Industrial	April 2023	137,086	24.0	2.2%	18,343,624	7.5%	10.1%
Summit Steel, Reading, PA	Industrial	April 2023	116,560	20.0	2.9%	11,200,000	7.3%	9.7%
PBC Linear, Roscoe, IL	Industrial	April 2023	219,287	20.0	2.5%	20,000,000	7.8%	9.4%
Cameron Tool, Lansing, MI	Industrial	May 2023	93,085	20.0	2.5%	5,721,174	8.5%	10.9%
S.J. Electro Systems, Minnesota (2) and Texas	Industrial	May 2023	159,680	17.0	2.8%	15,975,000	7.5%	9.4%
Titan, Alleyton, TX	Industrial	May 2023	223,082	20.0	2.9%	17,100,000	8.2%	10.8%
Vistech, Piqua, OH	Industrial	July 2023	335,525	25.0	3.0%	13,500,000	9.0%	13.1%
SixAxis, Andrews, SC	Industrial	July 2023	213,513	25.0	2.8%	15,440,000	7.5%	10.5%
			2,685,185			$214,017,436

(a)	The South Carolina and Ohio properties have a 25-year master lease and the Texas and Utah properties have a 15-year master lease.

(b)	Includes $1,800,000 funding provided for improvements to the previously acquired Lindsay property in Franklinton, North Carolina.

Modiv Industrial, Inc.
Real Estate Dispositions

(Unaudited)

The following table summarizes our property disposition activity from our February 11, 2022 listing on the NYSE through December 31, 2023.

Tenant and Location	Property Type	Disposition Date	Area (Square Feet)	Disposition Price	Cap Rate
Bon Secours, Richmond, VA	Office	February 2022	72,890	$10,200,000	8.1%
Omnicare, Richmond, VA	Flex	February 2022	51,800	8,760,000	6.8%
Texas Health, Dallas, TX	Office	February 2022	38,794	7,040,000	7.9%
Accredo, Orlando, FL	Office	February 2022	63,000	14,000,000	7.3%
EMCOR, Cincinnati, OH	Office	June 2022	39,385	6,525,000	7.8%
Williams Sonoma, Summerlin, NV	Office	August 2022	35,867	9,300,000	7.4%
Wyndham, Summerlin, NV	Office	September 2022	41,390	12,900,000	7.4%
Raising Cane’s, San Antonio, TX	Retail	December 2022	3,853	4,313,045	5.7%
Dollar General, Litchfield, ME	Retail	August 2023	9,026	1,247,974	7.5%
Dollar General, Wilton, ME	Retail	August 2023	9,100	1,452,188	7.7%
Dollar General, Thompsontown, PA	Retail	August 2023	9,100	1,111,831	7.7%
Dollar General, Mt. Gilead, OH	Retail	August 2023	9,026	1,066,451	8.1%
Dollar General, Lakeside, OH	Retail	August 2023	9,026	1,134,522	7.1%
Dollar General, Castalia, OH	Retail	August 2023	9,026	1,111,831	7.1%
Dollar General, Bakersfield, CA	Retail	August 2023	18,827	4,855,754	6.6%
Dollar General, Big Spring, TX	Retail	August 2023	9,026	1,270,665	6.8%
Dollar Tree, Morrow, GA	Retail	August 2023	10,906	1,293,355	8.0%
PreK Education, San Antonio, TX	Retail	August 2023	50,000	12,888,169	7.2%
Walgreens, Santa Maria, CA	Retail	August 2023	14,490	6,081,036	6.1%
exp US Services, Maitland, FL	Office	August 2023	33,118	5,899,514	10.6%
GSA (MSHA), Vacaville, CA	Office	August 2023	11,014	2,586,710	7.8%
EMC Shop (formerly Gap), Rocklin, CA	Flex	August 2023	40,110	5,466,960	8.1%
			588,774	$120,505,005

Modiv Industrial, Inc.
Top 20 Tenants

(Unaudited)

Tenant	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Lindsay	$5,249,962	13%	755,281	16%
KIA of Carson	3,962,641	10%	72,623	2%
Costco Wholesale	2,435,849	6%	97,191	2%
AvAir	2,364,941	6%	162,714	4%
State of CA OES	2,133,348	6%	106,592	2%
3M	1,879,624	5%	410,400	9%
Valtir	1,855,681	5%	293,612	6%
FUJIFILM Dimatix (a)	1,678,944	4%	91,740	2%
Taylor Fresh Foods	1,663,467	4%	216,727	5%
Pacific Bearing	1,560,000	4%	219,287	5%
Titan	1,423,275	4%	223,082	5%
Northrup Grumman	1,299,770	3%	107,419	2%
Vistech	1,230,188	3%	335,525	7%
SJE	1,217,291	3%	159,680	3%
SixAxis	1,163,177	3%	213,513	5%
Husqvarna	921,428	2%	64,637	1%
L3Harris	878,103	2%	46,214	1%
Summit Steel	833,134	2%	116,560	3%
Arrow-TruLine	792,993	2%	206,155	4%
WSP USA	751,076	2%	37,449	1%
Total Top 20 Tenants	$35,294,892	89%	3,936,401	85%

(a)	Reflects our approximate 72.71% tenant-in-common interest (“TIC Interest”).

Modiv Industrial, Inc.
Property Type

(Unaudited)

Property Type	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Industrial Core, including TIC Interest	39	$29,906,534	76%	4,242,797	92%
Tactical Non-Core (1)	3	8,817,672	22%	276,406	6%
Non-Core	2	862,505	2%	113,266	2%
Total Properties	44	$39,586,711	100%	4,632,469	100%

(1)
We categorize Tactical Non-Core Assets as those assets that offer compelling value-add or opportunistic investment characteristics when measured over a near-term or interim holding period. We currently hold three such assets: (i) our tactical non-core acquisition of a leading KIA auto dealership located in a prime location in Los Angeles County in January 2022; this acquisition was structured as an UPREIT transaction resulting in a favorable equity issuance of $32,809,550 in Class C OP Units at a cost basis of $25.00 per share; (ii) our 12 year lease with the State of California’s Office of Emergency Services (OES) for an existing asset located in Rancho Cordova, California that includes an attractive purchase option by the tenant which we believe has a favorable probability of being executed in next 24 months; and (iii) our property leased to Costco located in Issaquah, Washington which offers compelling redevelopment opportunities following Costco’s lease expiration given its higher density infill location and the fact that the land is zoned for additional uses to include multi-family. In January 2024, we entered into a purchase and sale agreement with a national homebuilder for the sale of this property, for a sale price of $28,650,000, which is contingent upon the buyer’s satisfaction of various due diligence matters in its sole discretion by April 1, 2024. The sale would not close until 15 days following the earlier of (a) buyer obtaining all necessary development approvals, or (b) tenant vacating the property, but not prior to February 1, 2025, and not later than August 15, 2025. The buyer is not affiliated with the Company or its affiliates.

Modiv Industrial, Inc.
Tenant Industry Diversification

(Unaudited)

Industry	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Infrastructure	18	$10,237,187	26%	1,459,535	32%
Automotive	5	6,230,572	16%	664,463	14%
Aerospace/Defense	3	4,542,814	12%	316,347	7%
Industrial Products	3	4,361,052	11%	694,324	15%
Metals	5	2,451,001	6%	450,263	10%
Retailer	1	2,435,849	6%	97,191	2%
Technology	2	2,281,148	6%	130,240	3%
Government	1	2,133,348	5%	106,592	2%
Energy	2	2,040,133	5%	249,118	5%
Agriculture/Food Production	2	1,663,467	4%	295,584	6%
Medical	1	658,817	2%	20,800	1%
Plastics	1	551,323	1%	148,012	3%
Total	44	$39,586,711	100%	4,632,469	100%

Modiv Industrial, Inc.
Tenant Geographic Diversification

(Unaudited)

State	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
California	9	$11,580,695	29%	515,954	11%
Ohio	6	4,749,720	12%	1,016,742	22%
Arizona	2	4,028,408	10%	379,441	8%
Illinois	2	3,439,624	9%	629,687	14%
Washington	1	2,435,849	6%	97,191	2%
Pennsylvania	2	2,083,596	5%	253,646	5%
South Carolina	3	2,063,223	5%	343,422	7%
Florida	2	1,888,772	5%	204,211	4%
Texas	2	1,652,296	5%	255,969	6%
Minnesota	5	1,625,769	4%	377,450	8%
North Carolina	2	1,538,571	4%	134,576	3%
Colorado	3	852,574	2%	98,994	2%
Utah	1	512,339	1%	72,498	2%
Michigan	1	493,392	1%	93,085	2%
New York	2	396,235	1%	72,373	2%
Tennessee	1	245,648	1%	87,230	2%
Total	44	$39,586,711	100%	4,632,469	100%

Modiv Industrial, Inc.
Lease Expirations

(Unaudited)

10 Years and Thereafter Lease Expirations

As of December 31, 2023
Year	Number of Leases Expiring	Leased Square Footage Expiring	Percentage of Leased Square Footage Expiring	Cumulative Percentage of Leased Square Footage Expiring	Annualized Base Rent Expiring	Percentage of Annualized Base Rent Expiring	Cumulative Percentage of Annualized Base Rent Expiring
2024 (1)	2	163,230	3.5%	3.5%	$258,519	0.7%	0.7%
2025	3	144,027	3.1%	6.6%	3,711,525	9.4%	10.1%
2026	3	236,608	5.1%	11.7%	3,729,789	9.4%	19.5%
2027	1	64,637	1.4%	13.1%	921,428	2.3%	21.8%
2028	1	148,012	3.2%	16.3%	551,323	1.4%	23.2%
2029	2	84,714	1.8%	18.1%	1,480,307	3.7%	26.9%
2030	—	—	—%	18.1%	—	—%	26.9%
2031	—	—	—%	18.1%	—	—%	26.9%
2032	1	162,714	3.5%	21.6%	2,364,941	6.0%	32.9%
2033	1	216,727	4.7%	26.3%	1,663,467	4.2%	37.1%
Thereafter	30	3,411,800	73.7%	100.0%	24,905,412	62.9%	100.0%
Total	44	4,632,469	100.0%		$39,586,711	100.0%

(1)
Includes ABR prior to the date of sale for two properties held for sale. The Cummins property was sold on February 28, 2024 (lease term expired on February 29, 2024) and the Levins property was sold on January 10, 2024 (lease term expires on December 31, 2024).

Modiv Industrial, Inc.
Disclosures Regarding Non-GAAP and Other Metrics

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this supplemental report contains and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“Nareit”) promulgated a measure known as FFO. FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, deferred rent, amortization of stock-based compensation, amortization of in-place lease valuation intangibles, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, and write-offs of due diligence costs for abandoned pursuits. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.

For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income or loss or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure. Furthermore, as described in the notes to our unaudited condensed consolidated financial statements, the conversion ratios for units of Class M limited partnership interest in the Operating Partnership, units of Class P limited partnership interest in the Operating Partnership and units of Class R limited partnership interest (“Class R OP Units”) in the Operating Partnership can increase if the specified performance hurdles are achieved. The increased conversion ratio for the Class R OP Units is reflected in the fully-diluted weighted average shares outstanding above.

Adjusted EBITDA

We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on investment in real estate and goodwill and intangibles, interest expense and non-cash items such as non-cash compensation expenses and write-offs of due diligence costs for abandoned pursuits We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

Net Debt

We define Net Debt as gross debt less cash and cash equivalents and restricted cash.

Leverage Ratio

We define our “leverage ratio” as total debt as a percentage of the aggregate fair value of our real estate properties, including our proportionate interest in real estate owned by unconsolidated entities, plus our cash and cash equivalents.

Annualized Base Rent (“ABR”)

ABR represents contractual annual base rent for the next 12 months.

Initial Cap Rate

We define “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

Weighted Average Cap Rate

We define “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property.